Exhibit 99.1

Bruker Corporation Reports Financial Results for the Fourth Quarter and Full Year 2008

2008 Highlights		Q4-08	FY08
•	Revenue:	$315.2 million	$1.107 billion
•	Operating Cash Flow:	$86.5 million	$105.5 million
•	GAAP EPS per diluted share:	$0.16	$0.39
•	Non-GAAP EPS per diluted share:	$0.18	$0.47

BILLERICA, Mass., March 3, 2009 (BUSINESS WIRE)  –  Bruker Corporation (NASDAQ: BRKR) today reported financial results for the fourth quarter and year ended December 31, 2008.

Reminder:  On February 26, 2008, Bruker BioSciences Corporation closed its acquisition of the Bruker BioSpin Group, and renamed itself Bruker Corporation.  Under US GAAP, this transaction is accounted for as an acquisition of businesses under common control, and as a result all one-time transaction costs are expensed in the period in which they are incurred, rather than being added to goodwill.  In addition, expenses incurred subsequent to the consummation of the acquisition, such as interest expenses incurred on acquisition related debt, are not reflected in the financial results of periods prior to the date of the acquisition, as they typically would be in pro-forma financials in acquisitions of unrelated parties.  After the closing of the transaction all historical financial statements are required to be restated by combining the historical consolidated financial statements of Bruker BioSciences Corporation with those of the Bruker BioSpin Group.  Accordingly, the financial results for the three and twelve months ended December 31, 2008 and 2007, included within this release, represent the combined historical consolidated financial statements of Bruker BioSciences Corporation with those of the Bruker BioSpin Group.

Financial Results

In the fourth quarter of 2008, revenue was $315.2 million, compared to revenue of $344.8 in the fourth quarter of 2007.  Excluding the effects of foreign currency translation, fourth quarter revenue decreased by 3% year-over-year.  Sequentially, revenues in the fourth quarter of 2008 increased by 30%, compared to revenue of $242.1 million in the third quarter of 2008.  For the year 2008, revenue increased by 7% to $1,107.1 million, compared to revenue of $1,032.4 million for the year 2007.  Excluding the effects of foreign currency translation, full year 2008 revenue increased by 3% year-over-year.

GAAP operating income in the fourth quarter of 2008 was $48.9 million, compared to $66.4 million in the fourth quarter of 2007.  For the year 2008, GAAP operating income was $108.2 million, compared to $137.7 million for the year 2007.  Including the adjustments in the attached reconciliation, non-GAAP operating income in the fourth quarter of 2008 was $52.6 million, compared to $74.0 million in the fourth quarter of

2007.  For the year 2008, non-GAAP operating income was $121.2 million, compared to $147.3 million in 2007.

GAAP net income for the fourth quarter of 2008 was $26.2 million, or $0.16 per diluted share, compared to $40.3 million, or $0.24 per diluted share, in the fourth quarter of 2007.  For the year 2008, GAAP net income was $64.9 million, or $0.39 per diluted share, compared to $98.9 million, or $0.60 per diluted share, in the year 2007.  Including the adjustments in the attached reconciliation, non-GAAP net income for the fourth quarter of 2008 was $30.4 million, or $0.18 per diluted share, compared to $47.7 million, or $0.29 per diluted share, in the fourth quarter of 2007.  For the year 2008, non-GAAP net income was $77.9 million, or $0.47 per diluted share, compared to $107.9 million, or $0.66 per diluted share, in 2007.

Cash flow from operations for the full year 2008 was $105.5 million, compared to $120.9 million in 2007.  Free cash flow, defined as operating cash flow less capital expenditures, was $58.1 million during 2008, compared to $93.9 million during 2007.  Capital expenditures for the year 2008 were $47.4 million, which was approximately $20 million higher than in 2007 due to the expansion of two manufacturing locations in 2008.  During the year 2008, the Company repaid $187.0 million of the debt incurred to finance the Bruker BioSpin Group acquisition in February 2008.  As of December 31, 2008, Bruker had cash and cash equivalents of $167.7 million, and net debt of $56.1 million.

Comment and Outlook

Frank Laukien, President and CEO, commented: “Our fourth quarter was again our strongest quarter of the year.  In the fourth quarter of 2008, we had strong new order bookings and we ended the year 2008 with a healthy backlog.  However, in 2008 our margins were well below our goals, and we have put aggressive cost-cutting initiatives in place, which include voluntary top-management salary decreases for 2009, selected staff reductions, hiring and salary freezes for 2009, and cut-backs in discretionary spending.  In addition, we continue to drive numerous gross margin improvement projects, from which we expect to benefit in 2009 and beyond.”

Dr. Laukien continued with an outlook for the year 2009: “This year offers significant challenges due to the deepening global recession and uncertain outlook.  Bruker is relatively well positioned to deal with these challenges, as we have an exceptionally strong technology, IP and product portfolio and broad international diversification.  Bruker also derives more than 60% of its revenue from universities, medical schools, as well as other non-profit and government customers, who tend to be less sensitive to economic conditions.  Some of our demand drivers are even counter-cyclical, and a few of our customers have already begun to benefit from counter-cyclical supplementary budgets and various national stimulus packages.”

Bruker’s CFO Bill Knight added:  “Financially, we expect to continue to have a strong balance sheet, positive operating and free cash flow, ample borrowing capacity, and clear opportunities to improve our margins, balance sheet metrics and cash flow generation.

On this solid financial foundation, we will invest further in our future, even during 2009, with additional market development in attractive applied markets, including food and consumer safety, pharma PAT, forensics and toxicology, as well as in clinical research and IVD, homeland security and explosives detection, and advanced superconducting magnets and devices.  Leveraging our strong technology base into these near-term additional growth and margin opportunities makes strategic sense for Bruker, and we intend to emerge from this recession as an even stronger company.”

Mr. Knight continued: “Given the apparent further deterioration of the global economy in January and February 2009, and the uncertainty of the timing and effect of various international stimulus efforts, forecasting for the full year 2009 is extremely difficult.  We have nevertheless established internal financial goals for ourselves in 2009, and intend to drive Bruker towards:

•                  a currency-adjusted low single digit percentage decline in revenue or flat revenue,

•                  an improvement in non-GAAP operating margin and EPS, and

•                  a positive net cash position before the end of 2009.”

USE OF NON-GAAP FINANCIAL MEASURES

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use the measures of non-GAAP operating income, non-GAAP net income and non-GAAP EPS, which exclude certain items such as one-time restructuring charges, acquisition-related charges, non-cash stock-based compensation, and other special charges.  We exclude these items because they are outside of our normal operations and, in certain cases, are difficult to forecast accurately for future periods.  We believe that such non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company’s performance, especially when comparing such results to previous periods or forecasts.  However, the non-GAAP financial measures included in this press release are not meant to be a better presentation or a substitute for results of operations prepared in accordance with GAAP.  Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables.  Specifically:

•                  Reconciliation of Operating Income

•                  Reconciliations of Net Income and Earnings Per Share

EARNINGS CONFERENCE CALL

Bruker Corporation will host an operator-assisted earnings conference call at 8:30 a.m. Eastern Time on Tuesday, March 3, 2009.  To listen to the webcast, investors can go to http://ir.bruker.com and click on the live web broadcast symbol.  The webcast will be available through the Company web site for 30 days.  Investors can also listen and participate on the telephone in the US and Canada by calling 888-339-2688, or +1-617-847-3007 outside the US and Canada.  Investors should refer to the Bruker Earnings Call.  A telephone replay of the conference call will be available one hour after the conference call by dialing 888-286-8010 in the US and Canada, or +1-617-801-6888 outside the US and Canada, and then entering replay pass code 34501830.  For more information, please visit http://ir.bruker.com

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to adverse changes in conditions in the global economy and volatility in the capital markets, the integration of businesses we have acquired or may acquire in the future, changing technologies, product development and market acceptance of our products, the cost and pricing of our products, manufacturing, competition, dependence on collaborative partners and key suppliers, capital spending and government funding policies, changes in governmental regulations, intellectual property rights, litigation, and exposure to foreign currency fluctuations. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our annual report on Form 10-K for the year ended December 31, 2007, our most recent quarterly reports on Form 10-Q and our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements other than as required by law.

Bruker Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	Three Months Ended December 31,		Tweleve Months Ended December 31,
	2008	2007	2008	2007

Product revenue	$279.1	$305.6	$974.9	$913.2
Service revenue	34.6	37.8	126.9	115.4
Other revenue	1.5	1.4	5.3	3.8
Total revenue	315.2	344.8	1,107.1	1,032.4

Cost of product revenue	146.8	150.3	527.5	483.2
Cost of service revenue	15.1	24.4	74.6	73.6
Total cost of revenue	161.9	174.7	602.1	556.8

Gross profit	153.3	170.1	505.0	475.6

Operating Expenses:
Sales and marketing	50.1	49.3	183.8	160.1
General and administrative	19.0	17.2	70.7	59.6
Research and development	33.0	30.3	133.8	110.8
Restructuring charges	2.3	—	2.3	—
Acquisition related charges	—	6.9	6.2	7.4
Total operating expenses	104.4	103.7	396.8	337.9

Operating income	48.9	66.4	108.2	137.7

Foreign exchange gains (losses), net	(5.3)	2.0	(11.2)	(3.9)
Interest and other income (expense), net	(1.9)	(0.7)	(3.8)	9.7

Income before income tax provision and minority interest in consolidated subsidiaries	41.7	67.7	93.2	143.5
Income tax provision	15.5	27.4	28.0	44.3

Income before minority interest in consolidated subsidiaries	26.2	40.3	65.2	99.2
Minority interest in consolidated subsidiaries	—	—	0.3	0.3
Net income	$26.2	$40.3	$64.9	$98.9

Net income per share:
Basic	$0.16	$0.25	$0.40	$0.61
Diluted	$0.16	$0.24	$0.39	$0.60

Weighted average shares outstanding:
Basic	163.1	162.0	162.7	161.2
Diluted	164.6	164.7	165.6	164.3

Bruker Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

	December 31,	December 31,
	2008	2007

ASSETS

Current assets:
Cash, short-term investments, & restricted cash	$167.7	$344.6
Accounts receivable, net	171.9	185.2
Inventories	425.1	446.4
Other current assets	56.0	57.5
Total current assets	820.7	1,033.7

Property and equipment, net	221.3	207.6
Intangible and other assets	74.3	69.4

Total assets	$1,116.3	$1,310.7

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$41.0	$35.6
Accounts payable	43.3	52.3
Customer deposits	199.6	233.5
Other current liabilities	235.8	239.7
Total current liabilities	519.7	561.1

Long-term debt	182.8	8.6
Other long-term liabilities	101.1	105.5
Minority interest in subsidiaries	0.8	0.5

Total shareholders’ equity	311.9	635.0

Total liabilities and shareholders’ equity	$1,116.3	$1,310.7

Bruker Corporation

RECONCILIATION OF OPERATING INCOME

(in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

GAAP Operating Income (a)	$48.9	$66.4	$108.2	$137.7

Adjustments:

Bruker BioSpin Acquisition Related Charges (b)	—	6.9	6.2	7.4

Non-Cash Stock-Based Compensation Charges (c)	1.4	0.7	4.5	2.2

Restructuring Charges (e)	2.3	—	2.3	—

Non-GAAP Operating Income	$52.6	$74.0	$121.2	$147.3

Bruker Corporation

RECONCILIATIONS OF NET INCOME and EPS

(in millions, except earnings per share)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

GAAP Net Income (a)	$26.2	$40.3	$64.9	$98.9

Adjustments:

Bruker BioSpin Acquisition Related Charges, Net of Tax (b)	—	6.9	6.2	7.4

Non-Cash Stock-Based Compensation Charges, Net of Tax (c)	1.2	0.5	3.8	1.6

Restructuring Charges, Net of Tax (d)	3.0	—	3.0	—

Non-GAAP Net Income	$30.4	$47.7	$77.9	$107.9

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

GAAP Diluted Earnings Per Share	$0.16	$0.24	$0.39	$0.60

Adjustments:

Bruker BioSpin Acquisition Related Charges, Net of Tax (b)	—	0.04	0.04	0.05

Non-Cash Stock-Based Compensation Charges, Net of Tax (c)	—	0.01	0.02	0.01

Restructuring Charges, Net of Tax (d)	0.02	—	0.02	—

Non-GAAP Diluted Earnings Per Share	$0.18	$0.29	$0.47	$0.66

Weighted Average Diluted Shares Outstanding:	164.6	164.7	165.6	164.3

(a)                                 “GAAP” (Reported) results were determined in accordance with United States Generally Accepted Accounting Principles (GAAP).

(b)                                Results in 2008 and 2007 include charges associated with the acquisition of the Bruker BioSpin Group.  Under US GAAP, this transaction was accounted for as an acquisition of businesses under common control, and as a result, all one-time transaction costs, including investment banking, legal and accounting fees, were expensed as incurred.

(c)                                 Results in 2008 and 2007 include charges associated with non-cash stock-based compensation.

(d)                                Results in 2008 include restructuring charges, primarily associated with severance obligations due to headcount reductions.

(e)                                 Result in 2008 included in restructuring charges were one time additional German and Swiss income taxes of $1.7 million associated with the liquidation of a tax ineffective legal entity within the Bruker BioSpin segment.

FOR FURTHER INFORMATION:	Stacey Desrochers, Director of Investor Relations
Tel: +1 (978) 663-3660, ext. 1115
Email: stacey.desrochers@bruker.com